UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2016
______________
CAPITAL PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)
______________
Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
 (Address of principal executive offices)
(401) 435-7171
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.02. Termination of Material Definitive Agreement.

On April 28, 2016, Capital Properties, Inc. (the "Registrant"), received notice from Sprague Operating Resources LLC ("Sprague") that, effective April 30, 2017, it has elected to terminate that certain petroleum storage services agreement (the "Agreement") between Dunellen, LLC, a wholly-owned subsidiary of the Registrant, and Sprague entered into on April 18, 2014.  Pursuant to the Agreement, Sprague agreed to store its entire storage capacity at Dunellen's 1,004,555 barrel petroleum storage facility in East Providence, Rhode Island for five (5) years commencing May 1, 2014 and ending April 30, 2019.  Notwithstanding the five (5) year term of the Agreement, commencing April 1, 2016, and on each April 1 thereafter, either party during the thirty (30) day period after each April 1 had the right to terminate the Agreement as of April 30 of the year next following the year in which notice of termination is given. The annual base rent under the Agreement was $3,500,000 subject to adjustment each year based on the percentage increase in the Consumer Price Index (CPI-U).  Dunellen was entitled to also receive an additional $0.15 for each barrel of throughput at the terminal in excess of 3,500,000 barrels in any contract year (May 1 – April 30).

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) Election of Directors.  On April 26, 2016, the Registrant held its 2016 Annual Meeting of Shareholders (the "Meeting") in Providence, Rhode Island.  Of the 6,599,912 shares of the Registrant's Class A common stock outstanding as of the record date, 5,098,081 shares of Class A common stock were present or represented by proxy at the Meeting.  At the Meeting, the shareholders voted to elect five directors to serve for terms of one year and until their successors are elected and qualified and to approve an amendment to the Registrant's Bylaws.  The voting results from the Meeting were as follows:

1. ELECTION OF DIRECTORS:

Name	For	Withheld
Alfred J. Corso	5,044,266	53,815
Robert H. Eder	5,035,537	62,544
Harris N. Rosen	5,044,416	53,665
Steven G. Triedman	5,044,416	53,665
Todd D. Turcotte	5,035,867	62,214

2. AMENDMENT TO BYLAWS:
For	Against	Withheld
4,984,909	86,336	26,836

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: April 29, 2016	By: /s/ Barbara J. Dreyer
Barbara J. Dreyer
Treasurer